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                                   Exhibit 2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

          This First Amendment to Rights Agreement (this "First Amendment") is entered into by and between Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), and BankBoston, N.A., a national association with its principal place of business in Massachusetts (the "Rights Agent"), on this 11th day of August 1999, at the direction of the Company.

          WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated November 12, 1997 (the "Rights Agreement"); and

          WHEREAS, on August 11, 1999, the Board of Directors of the Company determined to amend the Rights Agreement and directed the Rights Agent to enter into this First Amendment;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto do hereby agree as follows:

          1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

               (a) Section 1(k) of the Rights Agreement is hereby amended to read in its entirety as follows:

                    "(k)  [intentionally omitted]"

               (b) The first sentence of Section 7(e) of the Rights Agreement is hereby amended to read in its entirety as follows:

                    "Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person, an Adverse Person or an Associate or Affiliate of an Acquiring Person or an Adverse Person, (ii) a transferee of an Acquiring Person or an Adverse Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person or Adverse Person becomes such, or (iii) a transferee of an Acquiring Person or an Adverse Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person or Adverse Person becoming
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          such and receives such Rights pursuant to either (A) a transfer
          (whether or not for consideration) from the Acquiring Person or Adverse Person to holders of equity interests in such Acquiring Person or Adverse Person or to any Person with whom the Acquiring Person or Adverse Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which a majority of the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise."

               (c) The first sentence of Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                    "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day following the Stock Acquisition Date, or
          (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price")."

               (d) Section 23(c) of the Rights Agreement shall be deleted in its entirety.

               (e) The first two sentences of Section 26 of the Rights Agreement are hereby amended to read in their entirety as follows:

                    "Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock, including, without limitation, to substitute whole or fractional shares of preferred stock or Common Stock for which the Rights may be exercised. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein

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          which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or
          (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person, an Adverse Person or an Affiliate or Associate of any such Person); provided, from and after the Distribution Date, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights."

               (f) Section 28 of the Rights Agreement is hereby amended to read in its entirety as follows:

                    "Section 28. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights, to declare that a Person is an Adverse Person or to amend the Agreement and any determination as to whether actions of any Person shall be such as to cause such Person to beneficially own shares held by another Person). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other

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          parties, and (y) not subject the Board to any liability to the holders of the Rights."

               (g) Section 30 of the Rights Agreement is hereby amended to read in its entirety as follows:

                    "Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board of Directors."

               (h) Exhibit B to the Rights Agreement, the Summary of Rights to Purchase Common Stock, is hereby amended as follows:

               i. The eleventh paragraph of Exhibit B is hereby amended to read in its entirety as follows:

                    "In general, at any time until ten Business Days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price."

               ii. The twelfth paragraph of Exhibit B shall be deleted in its entirety.

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               iii. The fourteenth paragraph (which will be the thirteenth paragraph as a result of the foregoing amendment) of Exhibit B is hereby amended to read in its entirety as follows:

                    "Prior to the Distribution Date, any of the provisions of
               the Rights Agreement may be amended by the Board of Directors of the Company, including, without limitation, to substitute whole or fractional shares of preferred stock or Common Stock for which the Rights may be exercised. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person, Adverse Person, or Affiliate or Associate of any such Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment may be made at such time as the Rights are not redeemable."

               2. Except as amended by this First Amendment, the Rights Agreement shall continue in full force and effect as originally executed and delivered.

               3. Any reference in the Rights Agreement to the "Agreement" shall refer to the Rights Agreement as amended by this First Amendment.

               4. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Rights Agreement.

               5. This First Amendment shall be governed and construed in accordance with the laws of the State of Texas.

               6. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute by one and the same instrument.

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          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date written above.



Attest:                                 ATMOS ENERGY CORPORATION


By: /s/ SHIRLEY A. MORGAN               By: /s/ ROBERT W. BEST
    ------------------------------          -------------------------------
    Name:  Shirley A. Morgan                Name:  Robert W. Best
    Title: Assistant Corporate              Title: Chairman, President and
           Secretary                               Chief Executive Officer



Attest:                                 BANKBOSTON, N.A.


By: /s/ KEVIN M. BREEN                  By: /s/ JOSHUA P. MCGINN
    ------------------------------          -------------------------------
    Name:  Kevin M. Breen                   Name:  Joshua P. McGinn
    Title: Account Manager                  Title: Senior Account Manager

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